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                                                                     EXHIBIT 8.2

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                October 6, 1997

Central Fidelity Banks, Inc.
1021 East Cary Street
Richmond, Virginia 23219

Ladies/Gentlemen:

     We have acted as special counsel to Central Fidelity Banks, Inc., a Virginia corporation ("Central Fidelity"), in connection with the proposed merger (the "Merger") of Central Fidelity with and into Wachovia Corporation, a North Carolina corporation ("Wachovia"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of June 23, 1997, by and between Central Fidelity and Wachovia (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of Central Fidelity and the consent of Wachovia, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Central Fidelity and Wachovia (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Virginia and the State of North Carolina.

     Based upon and subject to the foregoing, it is our opinion that (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and (ii) no gain or loss will be recognized by stockholders of Central Fidelity who receive solely shares of common stock of Wachovia in exchange for shares of common stock of Central Fidelity, except with respect to cash received in lieu of fractional share interests.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /s/ Wachtell, Lipton, Rosen & Katz